                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)

               (Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant
Check the appropriate box:

|_| Preliminary Proxy Statement             |_| Confidential, for Use of the
                                                Commission Only (as permitted by
|X| Definitive Proxy Statement                  Rule 14a6(e)(2))
|_| Definitive Additional Materials
|_| Soliciting Material Under Rule 14a-12


                            Checkpoint Systems, Inc.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check appropriate box):

|X|      No fee required.

|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-ll.

(1)      Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------
(2)      Aggregate number of securities to which transaction applies:

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(3)      Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined)

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|_|       Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:

                  ----------------------------------------------
         (2)      Form, Schedule or Registration Statement No.:

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         (3)      Filing Party:

                  ----------------------------------------------
         (4)      Date Filed:

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
                                 NOTICE OF 2005
                          ANNUAL SHAREHOLDERS' MEETING
                                      AND
                                PROXY STATEMENT


--------------------------------------------------------------------------------

                               TABLE OF CONTENTS


NOTICE OF 2005 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT:

Questions and Answers........................................................  2

General......................................................................  5

Summary of Proposals to be Voted On..........................................  6

Proposals to be Voted on.....................................................  7

        Proposal 1 - Election of Directors...................................  7

Corporate Governance......................................................... 10

Security Ownership of Principal Shareholders................................. 15

Security Ownership of Management............................................. 16

Compensation and Stock Option Committee Report on Executive Compensation..... 18

Executive Compensation....................................................... 22

Audit Committee Report....................................................... 28

Independent Auditors......................................................... 29

Stock Performance Graph...................................................... 30

Other Business............................................................... 33

[GRAPHIC OMITTED:                                      CHECKPOINT SYSTEMS, INC.
Checkpoint logo]                                       101 Wolf Drive
                                                       Thorofare, NJ 08086




                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


The Annual Meeting of Shareholders of Checkpoint Systems, Inc. (the "Company") will be held on Wednesday, June 8, 2005, at 9:00 a.m., at The Union League of Philadelphia, 140 South Broad Street, Philadelphia, Pennsylvania for the following purposes:

     1.   To elect three Class II directors for a three-year term;

     2. To transact such other business as may properly come before the Meeting.

A complete list of shareholders will be available at the Company's corporate offices noted above, prior to the meeting. Shareholders owning Company shares at the close of business on April 19, 2005 are entitled to receive notice of the Meeting and to vote at the Meeting or any adjournments that may take place.

You are cordially invited to attend the Meeting in person. If you are unable to attend in person, the Board of Directors urges you to sign, date, and return the enclosed proxy card promptly.

This Proxy Statement, the enclosed proxy card, and Checkpoint's 2004 Annual Report are being mailed to shareholders on or about April 25, 2005.



                       By Order of the Board of Directors



                                JOHN R. VAN ZILE
                     Senior Vice President, General Counsel
                            and Corporate Secretary
                                 April 25, 2005

--------------------------------------------------------------------------------
1.    Q:    WHEN AND WHERE IS THE 2005 ANNUAL MEETING OF SHAREHOLDERS BEING
            HELD?
      A:    The Annual Meeting of Shareholders of the Company ("Annual
            Meeting") will be held on Wednesday, June 8, 2005 at 9:00 a.m. at
            The Union League of Philadelphia, 140 South Broad Street,
            Philadelphia, Pennsylvania.
--------------------------------------------------------------------------------
2.    Q:    ON WHAT AM I VOTING?
      A:    You are also being asked to vote to approve:
            1.   Election of three Class II directors (David W. Clark, Jr.,
                 Harald Einsmann and Jack W. Partridge);
            2.   Any other business properly raised at the Annual Meeting.
--------------------------------------------------------------------------------
3.    Q:    WHO IS ENTITLED TO VOTE?
      A:    Shareholders as of the close of business on April 19, 2005 (the
            "Record Date") are entitled to vote at the Annual Meeting.
--------------------------------------------------------------------------------
4.    Q:    WHO CAN ATTEND THE ANNUAL MEETING?
      A:    Any shareholder may attend.
--------------------------------------------------------------------------------
5.    Q:    HOW DO I VOTE?
      A:    YOU MAY VOTE BY MAIL.
            You do this by signing each proxy card you receive and returning your proxy card(s) in the enclosed, prepaid and addressed
            envelope. If you mark your voting instructions on the proxy card your shares will be voted as you instruct. If you return a signed card but do not provide voting instructions, your shares will be voted as recommended by the Board of Directors.
            YOU MAY VOTE IN PERSON AT THE MEETING.
            Ballots will be passed out at the Annual Meeting to anyone who wants to vote at the Annual Meeting. If you hold your shares in street name, you must request a legal proxy from your stockbroker, and bring it with you to the Annual Meeting, in order to vote at the Annual Meeting.
            YOU MAY VOTE BY TELEPHONE.
            Shareholders may vote by telephone. To do this, follow the instructions entitled "Vote by Telephone" that came with this
            Proxy Statement. The telephone voting procedure is designed to verify shareholders through the use of a Control Number that is provided on each proxy card. If you vote by telephone, you do not have to mail in your proxy card.
            YOU MAY VOTE ON THE INTERNET.
            Shareholders may vote on the Internet. To do this, follow the instructions entitled "Vote by Internet" that came with your proxy statement. If you vote by Internet, you do not have to mail in your proxy card.
--------------------------------------------------------------------------------
6.    Q:    CAN I CHANGE MY VOTE?
      A:    You can revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. To do this:
            o    File a written notice of revocation with the Secretary of
                 Checkpoint;
            o    Deliver to the Company a duly executed proxy bearing a later date;
            o    Vote by telephone or on the Internet at a later date (Your latest telephone or Internet proxy will be counted and all earlier votes will be disregarded); or
            o    Vote in person at the Annual Meeting. If you hold your shares in street name, you must request a legal proxy from your stockbroker and bring it with you in order to vote at the Annual Meeting. However, once the voting on a particular matter is completed at the Annual Meeting, you will not be able to revoke your proxy or change your vote as to any matters on which voting has been completed.

--------------------------------------------------------------------------------
7.    Q:    WHAT CONSTITUTES A QUORUM?
      A:    The Company's By-Laws provide that the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the
            particular proposal shall constitute a quorum for the purpose of considering such proposal. As of the Record Date, April 19, 2005,
            37,838,520 shares of Common Stock were issued and outstanding.
            Every shareholder of Common Stock is entitled to one vote for each share held. Shareholders do not have the right to cumulate their votes in the election of directors. There is no other class of voting securities outstanding.
            There must be a quorum for the meeting to be held. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum. A WITHHELD vote is the same as an abstention. Similarly, if a broker fails to vote shares with respect to which it has discretionary authority
            ("broker non-votes"), the shares will still be counted as present for quorum purposes.
--------------------------------------------------------------------------------
8.    Q:    HOW MANY VOTES ARE REQUIRED TO APPROVE THE PROPOSALS?
      A:    Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast is required to approve any proposal.
            For voting purposes, only shares voted FOR the adoption of any proposal or FOR the election of a director will be counted as voting in favor, when determining whether a proposal is approved or a director is elected. As a consequence, abstentions, broker non-votes and WITHHELD votes will all have the same effect as a vote against the adoption of a proposal or the election of a director.
            Shares represented by a properly delivered proxy will be voted in accordance with the instructions marked thereon. Properly
            delivered proxies that do not specify how the shares are to be voted will be voted "FOR" the election, as directors, of the Board of Directors' nominees. Properly delivered proxies will be voted
            "FOR" or "AGAINST" any other matter that properly comes before the
            Annual Meeting or any adjournment thereof, at the discretion of the persons named as proxy holders.
--------------------------------------------------------------------------------
9.    Q:    WILL MY SHARES BE VOTED IF I DO NOT SIGN AND RETURN MY PROXY CARD?
      A:    If you do not vote your proxy, your brokerage firm may either:
            o    Vote your shares on routine matters, or
            o    Leave your shares unvoted.
            When a brokerage firm votes its customers' unvoted shares on routine matters, these shares are counted for purposes of
            establishing a quorum to conduct business at the Annual Meeting. A brokerage firm cannot vote customers' shares on non-routine matters.
            You may have granted your stockbroker discretionary voting authority over your account. Your stockbroker may be able to vote your shares depending upon the terms of the agreement you have with your stockbroker.
--------------------------------------------------------------------------------
10.   Q:    WHAT IF I RECEIVE MORE THAN ONE PROXY CARD?
      A:    This means that you have various accounts that are registered differently with the transfer agent and/or with brokerage firms.
            Please sign and return all proxy cards to ensure that all your shares are voted.

--------------------------------------------------------------------------------
11.   Q:    WHEN ARE SHAREHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING DUE?
      A:    If the date of the 2006 Annual Meeting of Shareholders is advanced or delayed more than 30 days from June 8, 2006, shareholder proposals intended to be included in the proxy statement for the
            2006 annual meeting must be received by the Company within a reasonable time before the Company begins to print and mail its proxy materials for the 2006 annual meeting. Upon any
            determination that the date of the 2006 annual meeting will be advanced or delayed by more than 30 days from the date of the 2005 annual meeting, the Company will disclose the change in the earliest practicable Quarterly Report on Form 10-Q. In order for
            Shareholder proposals to be considered for inclusion in the
            Company's proxy materials for the 2006 Annual Meeting of
            Shareholders, proposals must be submitted in writing and received by the Company no later than December 26, 2005.
--------------------------------------------------------------------------------
12.   Q:    WHO ARE THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS?
      A:    PricewaterhouseCoopers, LLP, was the Company's independent certified public accountants for the fiscal year 2004 and has been selected by the Audit Committee as the Company's independent certified public accountants for fiscal year 2005. A representative of PricewaterhouseCoopers, LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he/she desires to do so. The representative is also expected to be available to respond to appropriate questions from shareholders.

                                    GENERAL


These proxy materials are being furnished by Checkpoint in connection with the solicitation of proxies by the Board of Directors of Checkpoint for use at the 2005 Annual Meeting of Shareholders and any adjournments thereof.

The Board of Directors approved the following proposals for shareholder approval at a meeting held on March 31, 2005:

Proposal 1)    Election of three Class II Directors to hold office until the
               2008 Annual Meeting of Shareholders. The Board has nominated
               David W. Clark, Jr., Harald Einsmann and Jack W. Partridge;

                      SUMMARY OF PROPOSALS TO BE VOTED ON


1.   ELECTION OF DIRECTORS

     Nominees for re-election this year are:

     o    David W. Clark, Jr.

     o    Harald Einsmann

     o    Jack W. Partridge

     Each has consented to serve a three-year term.

     UNLESS YOU GIVE CONTRARY INSTRUCTIONS, THE SHARES REPRESENTED BY YOUR RETURNED EXECUTED PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES.

     THE BOARD RECOMMENDS A VOTE "FOR" THESE NOMINEES

     The Board knows of no other business for consideration at the meeting. If any matters not specifically set forth on the proxy card and in this Proxy Statement properly come before the Annual Meeting, the persons named in the enclosed proxy will vote or otherwise act, on your behalf, in accordance with their reasonable business judgment on such matters.

                            PROPOSALS TO BE VOTED ON

                       PROPOSAL 1. ELECTION OF DIRECTORS


At the Annual Meeting, the Shareholders will elect three Class II directors to hold office until the 2008 Annual Meeting of Shareholders and until their respective successors have been elected and qualified. The Company's Board of Directors is divided into three classes serving staggered three-year terms, the term of one class of directors expiring in each year. The term of the Company's four Class II directors, Robert O. Aders, David W. Clark, Jr., Harald Einsmann and Jack W. Partridge will expire at the Annual Meeting. Mr. Aders has elected not to stand for re-election and is retiring from the Board effective at the Annual Meeting. The terms of the Company's four Class I and three Class III directors will expire at the Annual Meetings of Shareholders to be held in 2007 and 2006, respectively. In addition, Messrs. Burns and Davies have announced their intention to resign from the Board of Directors following the Annual Meeting, but will continue to serve as executive officers of the Company. The Company's By-laws provide that the Board of Directors consist of no less than three and no more than eleven directors, with the specific number within that range to be set by the Board.

The Board of Directors has nominated David W. Clark, Harald Einsmann and Jack
W. Partridge for election at the Meeting as the Company's Class II directors, each of whom were recommended by the Nominating and Governance Committee. Messrs. Clark, Einsmann and Partridge have indicated their willingness to continue to serve as directors. If a nominee, at the time of his or her election, is unable or unwilling to serve, and as a result a substitute nominee is designated, the persons named in the enclosed proxy or their substitutes will have discretionary authority to vote or to refrain from voting for the substitute nominee in accordance with their reasonable business judgment.

The nominees for election as the Class II directors and the directors, with the exception of Messrs. Aders, Burns and Davies who have announced their intention to resign at the Annual Meeting, whose terms of office will continue after the Annual Meeting, together with certain information about them, are as follows:

NOMINEES FOR CLASS II DIRECTORS TO SERVE UNTIL 2008

DAVID W. CLARK, JR.
Director Since 1982
Age 66

Mr. Clark served as Chairman of the Board from February 1999 to May 2002. Mr. Clark has been a managing director of Pryor & Clark Company, a company engaged in investments, since June 1992. Mr. Clark is a director of CompuDyne Corporation and SS&C Technologies, Inc.

HARALD EINSMANN, PH.D.
Director Since 2005
Age 71

Dr. Einsmann currently serves as an Operating Partner and a member of the Board of Directors/Investment Committee of EQT, a leading European Private Equity Group sponsored by the Wallenberg group of Scandinavia (which includes, among others, Erickson Telephones, ABB Engineering, Astra Zeneca and Gambro Pharmaceuticals, SEB

Bank, Scania Trucks). In addition, Dr. Einsmann serves on the Boards of Tesco PLC, in the United Kingdom, Carlson Group in the United States, (which includes, among others, Radisson Hotels, Radisson Seven Seas Cruise Ships, Thank God Its Friday Restaurants), and StoraEnso AB in Scandinavia, one of the worlds largest forest and paper product companies.

Prior to his tenure at EQT, Dr. Einsmann held senior management positions, as well as a seat on the Worldwide Board at Procter and Gamble, one of the world's largest manufacturers and marketers of consumer products. Before leaving in 1999, Dr. Einsmann served as Procter and Gamble's President Europe, Middle East and Africa, and increased revenues from the seventy-six countries in these regions to $13 billion, growing net after tax profits 23% per year, every year, for fifteen years to $1.3 billion.

Dr. Einsmann is a graduate of the Hamburg and Heidelberg Universities in Germany where he received an MBA and a doctorate in Business Administration, Economics and Law. He was also a Fulbright scholar at the University of Florida, Gainesville, earning a Ph.D., with a thesis about the impact of the European Union on several U.S. industries.

JACK W. PARTRIDGE
Director Since 2002
Age 59

Mr. Partridge is President of Partridge & Associates, Inc., a consulting firm providing strategic planning and other services to retailers and companies serving the retail industry. Prior thereto, he served for two years as Vice Chairman of the Board and Chief Administrative Officer of the Grand Union Company, a food retailer. Prior to joining Grand Union in 1998, Mr. Partridge was Group Vice President of the Kroger Company, where he served for 23 years in several executive positions. He has been actively involved in a number of industry organizations in both the food retailing and chain drug industries. Mr. Partridge is a member of the Board of Directors of SPAR Group, Inc. He has also provided leadership for a broad range of civic, cultural, and community organizations.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE NOMINEES

UNLESS YOU GIVE CONTRARY INSTRUCTIONS, THE SHARES REPRESENTED BY YOUR RETURNED EXECUTED PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES.

CLASS I DIRECTORS TO SERVE UNTIL 2007

WILLIAM S. ANTLE, III
Director Since 2003
Age 60

Mr. Antle previously served as the Chairman, President and Chief Executive Officer of Oak Industries, Inc., a manufacturer of leading-edge communications components, from 1989 until its merger with Corning Incorporated in 2000. Prior to his tenure there, he held senior management positions with Bain and Company, Inc., an international strategy-consulting firm. He is a graduate of the United States Naval Academy in Annapolis, Maryland, and holds an MBA from the Harvard Graduate School of Business. Currently, Mr. Antle sits on the Boards of John H. Harland and ESCO Technologies, Inc.

R. KEITH ELLIOTT
Director Since 2000
Age 63

Mr. Elliott was appointed Lead Director in August 2002. Mr. Elliott served as Chairman of the Board from May 2002 to August 2002. Mr. Elliott is the retired Chairman and Chief Executive Officer of Hercules, Inc. From 1991 to April 2000, he served Hercules, Inc. as Senior Vice President and Chief Financial Officer; Executive Vice President and Chief Financial Officer; President and Chief Operating Officer; President and Chief Executive Officer; Chairman and Chief Executive Officer; and Chairman of the Board of Directors. Mr. Elliott is a member of the Board of Directors of Windsor Tech, Inc., Wilmington Trust Company, and the Institute for Defense Analyses.

CLASS III DIRECTORS SERVING UNTIL 2006

ALAN R. HIRSIG
Director Since 1998
Age 65

Mr. Hirsig is currently a business consultant. Mr. Hirsig was Chief Executive Officer of ARCO Chemical Company. He had been President and Chief Executive Officer of ARCO Chemical Company from 1991 until his retirement in July 1998. He is also a member of the Boards of various non-profit charitable organizations.

GEORGE W. OFF
Director Since 2002
Age 58

Mr. Off has been Chairman of the Board, President and Chief Executive Officer since August 2002. He served as Interim Chief Executive Officer of Checkpoint from June 2002 to August 2002. Mr. Off is a founder and former Chairman and Chief Executive Officer of Catalina Marketing Corporation and a 40-year veteran in the retail marketing industry. During his career, Mr. Off also held executive positions at Lucky Stores, Inc. and Safeway Stores. He is a member of the Food Merchandisers' Education Council and also a member of the Board of Directors of Telephone and Data Systems, Inc., and Eckerd College.

SALLY PEARSON
Director Since 2002
Age 55

Ms. Pearson is Vice President and General Manager of Merchandise and Retail for the Metropolitan Museum of Art in New York. Ms. Pearson previously was President of Liz Claiborne Specialty Stores from 1996 until 1999, served as Executive Vice President of Merchandising at a division of Limited, Inc. from 1995 until 1996, and Senior Vice President and General Merchandise Manager of Women's Apparel at Saks Fifth Avenue from 1993 until 1995. She also held various management positions with Federated Department Stores over a 24 year period.

                              CORPORATE GOVERNANCE


DIRECTOR NOMINATION PROCEDURES

Criteria for Board Nomination. The Governance and Nominating Committee considers the appropriate balance of experience, skills, and characteristics required of the Board of Directors and will insure that at least a clear majority of the directors are independent under the rules of the New York Stock Exchange, that members of the Company's audit committee meet the financial literacy requirements under the rules of the New York Stock Exchange, and at least one of them qualifies as an "audit committee financial expert" under the rules of the Securities and Exchange Commission. Nominees for director are selected on the basis of their depth and breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of the Company's business, and willingness to devote adequate time to Board duties. A more detailed description of the qualifications for directors is contained in the Company's Corporate Governance Guidelines, a copy of which is available on the Company's website at www.checkpointsystems.com.

Board Nomination Process. The process for identifying and evaluating nominees to the Board of Directors is initiated by identifying a slate of candidates who meet the criteria for selection as a nominee and have the specific qualities or skills being sought based on input from members of the Board. The Governance and Nominating Committee generally considers re-nomination of incumbent directors, provided they continue to meet the qualification criteria adopted by the Board of Directors. New director candidates are evaluated by the Governance and Nominating Committee by reviewing the candidates' biographical information and qualification and checking the candidates' references. Qualified nominees are interviewed by at least one member of the Committee and the Chairman of the Board. The Committee evaluates which of the prospective candidates is qualified to serve as a director and whether the governance and nominating committee should recommend to the Board that the Board nominate, or elect to fill a vacancy, these final prospective candidates. Candidates recommended by the Committee are presented to the Board for selection as nominees to be presented for the approval of the shareholders or for election to fill a vacancy.

Shareholder Recommendations. The Committee uses a similar process to evaluate candidates recommended by shareholders. To date, however, the Company has not received any shareholder's proposal to nominate a director.

To recommend a prospective nominee for the Committee's consideration, please submit the candidate's name and qualifications to the Chairman of the Governance and Nominating Committee, Checkpoint Systems, Inc. 101 Wolf Drive, Thorofare, New Jersey 08086. Submissions must contain: (a) the proposed nominee's name and qualifications (including five year employment history with employer names and a description of the employer's business, whether such individual can read and understand basic financial statements, and board memberships (if any)) and the reason for such recommendation, (b) the name and the record address of the shareholder or shareholders proposing such nominee,
(c) the number of shares of stock of the Company which are beneficially owned by such shareholder or shareholders, and (d) a description of any financial or other relationship between the shareholder or shareholders and such nominee or between the nominee and the Company or any of its subsidiaries. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the board and to serve if elected by the shareholders. Recommendations received by December 26, 2005, will be considered for nomination at the 2006 Annual Meeting of Shareholders. However, if the date of the 2006 Annual Meeting of Shareholders has been changed by more than 30 days from the date of the 2005 annual meeting, the recommendation must be received a reasonable time before the Company begins to print and mail its proxy materials for the 2006 annual meeting.

BOARD OF DIRECTORS AND COMMITTEES

Board Composition. With the exception of W. Craig Burns, John E. Davies, Jr., and George W. Off, who serve as officers of the Company, all other directors have been determined to be independent by the Board of Directors, in accordance with the listing standards of the New York Stock Exchange. The Board of Directors has made an affirmative determination that each of R. Keith Elliott, William S. Antle, III, David W. Clark, Jr., Jack W. Partridge, Robert
O. Aders, Alan R. Hirsig and Sally Pearson (each, an "Independent Director" and together, the "Independent Directors") has no material relationship with the Company. These conclusions were based on a separate review with the Governance and Nominating Committee of each Independent Director's background for any possible affiliations with or any compensation received (other than compensation for service on the Company's Board of Directors or committees thereof) from the Company and/or its subsidiaries. Following these reviews, the Board of Directors determined that all of the Independent Directors were "independent" for purposes of the New York Stock Exchange listing standards and the categorical standards for independence set forth below because during the past four years, no Independent Direcotr (or any member of an Independent Director's immediate family) has:

     o    been employed by the Company;

     o received more than $100,000 in direct compensation from the Company in any 12-month period;

     o been affiliated with or employed by an auditor of the Company or the Company's internal audit staff; or

     o been employed by any company whose compensation committee includes an officer of the Company.

Board Meetings. The Board held six regular meetings in 2004. Each director attended 100% of all Board and applicable committee meetings during 2004, except for Messrs. Antle, Elliott and Hirsig who, in separate instances, were unable to take part in one out of thirteen Audit Committee Meetings. The Board of Directors has a policy requiring attendance at the Annual Meeting of Shareholders. All of the Company's directors attended the 2004 Annual Meeting of Shareholders.

Non-employee directors regularly meet in executive sessions in which such directors meet without management participation. Non-employee directors include all independent directors as well as any other directors who are not officers of the Company, whether or not "independent" by virtue of a material relationship with the Company or otherwise.

During 2004 the Board and each of the Board Committees evaluated their own performance through self assessments.

R. Keith Elliott, as Lead Director, has been selected to preside over such executive sessions.

Interested parties may communicate directly with the Lead Director or with the non-employee directors as a group by writing to the Lead Director, Checkpoint Systems, Inc., 101 Wolf Drive, Thorofare, New Jersey 08086.

Board Committees. The following table sets forth the committees of the Board, the composition thereof and the number of meetings of each committee held in 2004:

-------------------------------------------------------------------------------------------------
                                                                                    NUMBER OF
         NAME OF COMMITTEE                 MEMBERS OF THE COMMITTEE              MEETINGS IN 2004
-------------------------------------------------------------------------------------------------
AUDIT COMMITTEE                      William S. Antle, III                              13
                                     David W. Clark, Jr.
                                     R. Keith Elliott*
                                     Alan R. Hirsig
-------------------------------------------------------------------------------------------------
COMPENSATION AND STOCK OPTION        Robert O. Aders                                     3
COMMITTEE                            Alan R. Hirsig
                                     Jack W. Partridge*
                                     Sally Pearson
-------------------------------------------------------------------------------------------------
GOVERNANCE AND NOMINATING            Robert O. Aders                                     3
COMMITTEE                            David W. Clark, Jr.
                                     R. Keith Elliott
                                     Alan R. Hirsig
                                     Sally Pearson*
-------------------------------------------------------------------------------------------------


* Chairperson for 2004.

   Audit Committee. The Audit Committee monitors the financial reporting policies and processes and system of internal controls of the Company. The Committee monitors the audit process and has sole responsibility for selecting the Company's independent auditors. The Audit Committee operates under a charter and is available on the Company's website at www.checkpointsystems.com. In addition to being "independent" directors within the meaning of the New York Stock Exchange listing standards, as currently in effect, all members of the Audit Committee satisfy the heightened independence standards under the SEC rules, as currently in effect. The Board of Directors has determined that Mr. Antle serves on the audit committee of ESCO Technologies, Inc. Mr. Elliott serves on the audit committee of Wilmington Trust Company and Computer Task Group. The Board has determined that such simultaneous audit committee service would not impair the ability of such director(s) to effectively serve on the Company's audit committee.

   The Board has determined that Mr. Elliott is an "audit committee financial expert" as that term is defined in Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934. Item 401(h) further provides for the following safe harbor:

     "(i) A person who is determined to be an audit committee financial expert will not be deemed an expert for any purpose, including without limitation for purposes of section 11 of the Securities Act of 1933 (15 U.S.C. 77k), as a result of being designated or identified as an audit committee financial expert pursuant to this Item 401.

     (ii) The designation or identification of a person as an audit committee financial expert pursuant to this Item 401 does not impose on such person any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the audit committee and board of directors in the absence of such designation or identification.

     (iii) The designation or identification of a person as an audit committee financial expert pursuant to this Item 401 does not affect the duties, obligations or liability of any other member of the audit committee or board of directors."

   Compensation and Stock Option Committee. The Compensation and Stock Option Committee is responsible for reviewing the performance of the Chief Executive Officer and acts at various times during the year to approve salaries, benefits and compensation arrangements for the Company's officers, including the Chief Executive Officer, and to grant stock options. The compensation paid to employee directors is approved by all of the Company's independent directors. Each member of the Compensation and Stock Option Committee is independent as required by the New York Stock Exchange listing standards. The Compensation Committee operates under a charter, a copy of which is available on the Company's website at www.checkpointsystems.com.

   Governance and Nominating Committee. The Governance and Nominating Committee provides advice to the full Board with respect to: (a) Board organization, membership and function; (b) Committee structure and membership; and (c) succession planning for the executive management of the Company. In carrying out its duties, the Committee has also been delegated the responsibility to: determine criteria for the selection and qualification of the Board members; recommend for Board approval persons to fill vacancies on the Board which occur between annual meetings; evaluate, at least annually, each Board member's "independence" and make recommendations, at least annually, regarding each Board member's "independence" status consistent with then applicable legal requirements; make recommendations regarding director orientation and continuing education; consider the effectiveness of corporate governance practices and policies followed by the Company and the Board; and conduct at least annually a performance assessment of the Board. Each member of the Governance and Nominating Committee is independent as required by the New York Stock Exchange listing standards. The Governance and Nominating Committee operates under a charter, a copy of which is available on the Company's website at www.checkpointsystems.com.

   Board Compensation. Directors receive reimbursement of out-of-pocket expenses for attending Board and committee meetings. Employee directors receive no additional compensation for attending Board and committee meetings. Set forth below is the compensation received in 2004 for non-employee directors.

                       NON-EMPLOYEE DIRECTOR COMPENSATION


----------------------------------------------------------------------
 TYPE OF COMPENSATION                               AMOUNT OF PAYMENT
----------------------------------------------------------------------
 Annual Retainer - Board Members                         $25,000
----------------------------------------------------------------------
 Annual Retainer - Lead Director                         $ 5,000
----------------------------------------------------------------------
 Annual Retainer - Committee Chairpersons                $ 5,000
----------------------------------------------------------------------
 Board Attendance Fee (per meeting)                      $ 1,500
----------------------------------------------------------------------
 Special Board Meetings                                  $ 1,500
----------------------------------------------------------------------
 Telephonic Board Meetings                               $  750
----------------------------------------------------------------------
 All Other Committee Meetings                            $ 1,500
----------------------------------------------------------------------

Option Awards to Non-Employee Directors and Other Compensation.
Non-employee directors are entitled to receive non-qualified stock options to purchase Checkpoint Common Stock under the 2004 Omnibus Incentive Compensation Plan, but no director may be awarded options for an aggregate of more than 10% of the shares available under the that Plan. Each non-employee director receives, upon his/her initial election as a director, and annually thereafter, non-qualified stock options for 10,000 shares.

Under the Company's Directors' Deferred Compensation Plan, non-employee directors may defer all or a portion of their cash compensation to a deferred compensation account. Non-employee directors may elect to: (1) receive cash for all services; (2) defer a percentage of cash compensation, with the deferral amount invested in a selected stock fund with distribution at retirement; (3) receive Company shares in lieu of cash; or (4) defer a percentage of cash compensation and receive 125% value in phantom Company shares, valued on the last trading day of the calendar quarter in which he or she would have received a cash payment, with deferred shares distributed upon retirement. Since the inception of the plan, more than 70% of the compensation due non-employee directors has been deferred and converted into phantom shares under the plan.

SHAREHOLDER ACCESS TO DIRECTORS

Generally, shareholders who have questions or concerns regarding the Company should contact the Investor Relations department at 856-848-1800 Ext. 3370. Any shareholders, however, who wish to address questions regarding the business or affairs of the Company directly with the Board of Directors, or any individual director, should direct his or her questions in writing to any director or to all directors c/o Checkpoint Systems, Inc., 101 Wolf Drive, P.O. Box 188, Thorofare, New Jersey 08086.

                  SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS


The following table sets forth certain information respecting the holdings of the parties who were known to the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company as of March 15, 2005. The parties named below have sole voting power and sole investment power with respect to the shares indicated as beneficially owned, except where otherwise indicated.

--------------------------------------------------------------------------------
                                                 AMOUNT AND NATURE
              NAME AND ADDRESS OF                  OF BENEFICIAL     PERCENT OF
               BENEFICIAL OWNER                      OWNERSHIP      COMMON STOCK
--------------------------------------------------------------------------------
 Earnest Partners, LLC(1)                              5,064,070          13.5%
 75 Fourteenth Street, Suite 2300
 Atlanta, GA 30309
--------------------------------------------------------------------------------
 Westport Asset Management, Inc.(1)                    2,754,800          7.32%
 253 Riverside Avenue
 Westport, Connecticut 06880
--------------------------------------------------------------------------------
 Barclay's Global Investors, NA(1)                     2,189,424          5.82%
 45 Fremont Street
 San Francisco, CA 94105
--------------------------------------------------------------------------------
 MMI Investments L.P.(2)                               1,750,000          5.00%
 152 West 57th Street
 New York, NY 10019
--------------------------------------------------------------------------------
(1) As reported on Schedules 13G filed with the Securities and Exchange Commission ("SEC") on: (i) February 9, 2005 in the case of Earnest Partners, LLC and (ii) February 14, 2005 in the case of Westport Asset Management, Inc. and Barclay's Global Investors, NA.

(2) Based on the most recent Schedule 13G filed with the SEC by MMI Investments L.P. in March 2004.

                        SECURITY OWNERSHIP OF MANAGEMENT


The following table shows the number of shares of Checkpoint Common Stock owned by each director, the Company's Chief Executive Officer and the other most highly compensated executive officers and other executive officers as of March 15, 2005. Each person named below has sole voting power and sole investment power with respect to the shares indicated as beneficially owned, unless otherwise stated.

 -----------------------------------------------------------------------------------------
                                               AMOUNT AND NATURE   PERCENT OF     PHANTOM
             NAME AND ADDRESS OF                 OF BENEFICIAL       COMMON        STOCK
              BENEFICIAL OWNER                   OWNERSHIP (1)        STOCK      UNITS (2)
 -----------------------------------------------------------------------------------------
 William S. Antle, III (3)                           30,000             *          5,985
 -----------------------------------------------------------------------------------------
 W. Craig Burns (4)                                 348,897             *              0
 -----------------------------------------------------------------------------------------
 David W. Clark, Jr. (5)                             85,392             *         28,343
 -----------------------------------------------------------------------------------------
 John E. Davies, Jr. (6)                            205,411             *              0
 -----------------------------------------------------------------------------------------
 Harald Einsmann. (7)                                10,000             *              0
 -----------------------------------------------------------------------------------------
 R. Keith Elliott (8)                                33,000             *         23,931
 -----------------------------------------------------------------------------------------
 Alan R. Hirsig (9)                                  49,300             *         29,593
 -----------------------------------------------------------------------------------------
 George W. Off (10)                                 377,500           1.00             0
 -----------------------------------------------------------------------------------------
 Jack W. Partridge (11)                              45,000             *              0
 -----------------------------------------------------------------------------------------
 Sally Pearson (12)                                  30,000             *          4,186
 -----------------------------------------------------------------------------------------
 David C. Donnan (13)                               200,000             *              0
 -----------------------------------------------------------------------------------------
 Per Levin (14)                                     119,666             *              0
 -----------------------------------------------------------------------------------------
 Arthur W. Todd (15)                                 42,500             *              0
 -----------------------------------------------------------------------------------------
 John R. VanZile (16)                                18,334             *              0
 -----------------------------------------------------------------------------------------
 All Directors and Officers as a
   Group (13 persons) (17)                         1,595,000          4.23        92,038
 -----------------------------------------------------------------------------------------

* Less than one percent

(1) Unissued shares subject to options exercisable by a particular beneficial owner within 60 days of March 14, 2005 are deemed to be outstanding for the purpose of calculating the percent of Common Stock beneficially owned by such beneficial owner

(2) Phantom stock units are convertible into Common Stock pursuant to the deferral provisions of the Deferred Compensation Plan described under "Option Awards to Non-Employee Directors and Other Compensation." The units do not have voting rights and are convertible into Common Shares upon termination of the individual's service as a Director.

(3)     Consists of options to purchase 30,000 shares of Common Stock.

(4)     Includes options to purchase 342,500 shares of Common Stock.

(5)     Includes options to purchase 49,356 shares of Common Stock

(6)     Includes options to purchase 204,000 shares of Common Stock.

(7)     Consists of options to purchase 10,000 shares of Common Stock.

(8)     Includes options to purchase 30,000 shares of Common Stock

(9)     Includes of options to purchase 40,000 shares of Common Stock.

(10)    Consists of options to purchase 377,500 shares of Common Stock.

(11)    Includes options to purchase 40,000 shares of Common Stock

(12)    Consists of options to purchase 30,000 shares of Common Stock.

(13)    Consists of options to purchase 200,000 shares of Common Stock.

(14)    Consists of options to purchase 119,666 shares of Common Stock.

(15)    Consists of options to purchase 42,500 shares of Common Stock

(16)    Consists of options to purchase 18,334 shares of Common Stock

(17) See footnotes 4 and 6 above. Total shown includes 5,058 shares held by the custodian of the ESPP.

                    COMPENSATION AND STOCK OPTION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION


The Compensation and Stock Option Committee of the Board of Directors has furnished the following report on executive compensation.

GENERAL

Under the supervision of the Compensation and Stock Option Committee of the Board of Directors, the Company has developed and implemented compensation policies, plans and programs which seek to enhance the profitability of the Company and, as a result, shareholder value, by aligning the financial interests of the Company's senior management with those of its shareholders. Annual base salary, incentive bonuses, and longer term incentive compensation is tied to the Company's performance in a manner that encourages a sharp and continuing focus on building revenue growth and long-term profitability, and provides an important incentive in attracting and retaining corporate officers and other key employees and motivating them to perform to the full extent of their abilities in the best long-term interests of the shareholders. The Committee has retained a nationally-recognized independent compensation-consulting firm to assist the Committee in reviewing various analytical data to ensure that the Company's compensation program for senior executives is competitive with compensation levels paid to senior management of similar-sized companies with comparable responsibilities.

In the early part of each fiscal year, the Compensation and Stock Option Committee, whom the Board has affirmatively determined to be comprised of independent directors, reviews with the Chief Executive Officer and recommends to the Board, with modifications it deems appropriate, an annual compensation plan for each of the Company's senior executives other than the Chief Executive Officer. The Board's independent directors vote on the recommendations in executive session. This compensation plan is based on a review of industry, peer group, and national surveys of compensation levels, historical compensation policies of the Company, and the subjective judgments of the Committee relating to the past and expected future contributions, level of experience, leadership abilities, and overall performance

The Compensation and Stock Option Committee also reviews and recommends to the Board the compensation of the Chief Executive Officer based on a review of appropriate data and the Compensation and Stock Option Committee's assessment of his past performance and its expectation as to his future contributions in leading the Company and its businesses. The Board's independent directors vote on the recommendations in executive session. For 2004, Mr. Off's compensation was formulated by the Compensation and Stock Option Committee based on these historic factors and preset performance goals, in light of the general economic conditions and markets in which the company operates.

Mr. Off has served as Chairman of the Board, President and Chief Executive Officer since August 2002. Mr. Off's base salary for 2004 was $767,463 with a targeted bonus percentage of 100%. Mr. Off `s 2004 bonus was $422,105. The bonus payment for 2004 was paid in April 2005. Mr. Off was also awarded 90,000 options in 2004.

EXECUTIVE COMPENSATION

In addition to salary, senior management of the Company has the potential to receive additional compensation from one of three possible sources: the Company's 2004 Corporate Bonus Plan, discretionary management bonuses, and the Omnibus Incentive Compensation Plan.

In 2004, the Board of Directors approved the 2004 Corporate Bonus Plan. The 2004 Corporate Bonus Plan provides for bonuses to be paid upon achievement of specified objectives. The 2005 Bonus Plan, which includes an earnings per share financial objective for executives, was approved at the Board meeting held on February 23, 2005.

In order to provide incentives to employees over the longer term, the Company maintains the 2004 Omnibus Incentive Compensation Plan ("Omnibus Plan"). At various times during the year, the Compensation and Stock Option Committee grants options to purchase the Company's Common Stock under the Omnibus Plan. Under the Omnibus Plan, which was approved by the Shareholders at the 2004 Annual Meeting of Shareholders, the Compensation and Stock Option Committee has the authority to award stock options (incentive and non-qualified stock options), stock appreciation rights, stock awards (restricted and unrestricted), phantom shares, dividend equivalent rights and cash awards. All employees, non-employee directors and independent contractors of the Company and its subsidiaries are eligible to receive awards under the Omnibus Plan. The maximum number of shares available for option awards under the Plan from its inception is approximately 3,500,000 and 3,392,056 remain available for grant thereunder as of March 14, 2005. The Compensation and Stock Option Committee believes that the Omnibus Plan is an important tool in attracting and retaining employees and directors and encourages them to strive for the long-term success of the Company.

In fixing the grants of awards to the individual senior management group during 2004, including the Named Executive Officers other than the Chief Executive Officer, the Compensation and Stock Option Committee reviewed with the Chief Executive Officer the recommended individual awards, taking into account facts and subjective issues such as the respective scope of accountability, strategic and operational goals, performance requirements, anticipated contributions of each of the senior management group and information on previous awards under the Stock Option Plan. Any awards to the Chief Executive Officer are determined separately by the Compensation and Stock Option Committee and are based, among other things, upon a subjective review of competitive compensation data from several surveys, data from selected peer companies, information regarding his total compensation and historical information regarding his long-term compensation awards as well as the Committee's subjective evaluation of his past and expected future contributions to the Company's achievement of long-term performance goals, including revenue and earnings growth. In 2004, the Compensation and Stock Option Committee granted options to purchase 90,000 shares of the Company's Common Stock to the Chief Executive Officer.

The Compensation and Stock Option Committee believes that its past grants of options and the Omnibus Plan has successfully focused the Company's senior management on building profitability and shareholder value.

Under the 1993 Omnibus Budget Reconciliation Act ("COBRA") and Section 162(m) of the Code, income tax deductions of publicly-traded companies may be limited to the extent total compensation for certain executive officers exceeds $1 million in any one year, except for compensation payments which qualify as "performance-based." To qualify as

"performance-based," compensation payments must be based solely upon the achievement of objective performance goals and made under a plan that is administered by the Compensation and Stock Option Committee. In addition, the material terms of the plan must be disclosed to and approved by shareholders and the Compensation and Stock Option Committee must certify that the performance goals were achieved before payments can be made. The Compensation and Stock Option Committee has designed certain of the Company's compensation programs to conform to Section 162(m) of the Code and related regulations so that total compensation paid to any employee covered by Section 162(m) should not exceed $1 million in any one year, except for compensation payments which qualify as "performance-based." However, the Company may pay compensation, which is not deductible in certain circumstances, when sound management of the Company so requires.

DEFERRED COMPENSATION PLAN

On February 18, 2004, the Board adopted the Checkpoint Systems, Inc. Deferred Compensation Plan ("Deferred Compensation Plan"). The purpose of the Deferred Compensation Plan, which is administered by the Compensation and Stock Option Committee, is to provide certain eligible employees of the Company and its subsidiaries the opportunity to defer portions of their compensation. In addition, the Deferred Compensation Plan is designed to encourage participants to participate in an investment return which tracks the performance of Company stock, therefore aligning the interests of plan participants with those of the Company's shareholders. The Plan is designed to comply with Internal Revenue Code Section 409A

U.S. payroll Grade 18 executives and above and non-US Grade 20 executives and above currently are eligible to participate in the Deferred Compensation Plan. The Compensation Committee may set minimum and maximum amounts allowed for deferral into the Plan, however, the maximum deferred amount may not exceed 50% of base salary and 100% of annual bonus. After 2005, deferral elections are irrevocable for one year, except in the case of unforeseeable severe financial emergency.

The Deferred Compensation Plan is unfunded and rights to payments from this plan are unsecured claims against the general assets of the Company. The Deferred Compensation Plan is not intended to qualify under Section 401(a) of the Code. Participant accounts under this plan are merely hypothetical bookkeeping accounts which will incur hypothetical gains or losses tracking the performance of company stock.

Participants will receive a 25% match on amounts deferred. Company matching amounts are subject to gradual vesting over three years with full vesting upon termination on or after a participant's age 55. Normally, lump-sum distribution will occur at termination of employment. However, at the time of completing the first election form, participants may choose distribution upon termination on or after age 55 in either a lump sum or a series of substantially equal annual payments over the five years immediately following termination. At the Compensation and Stock Option Committee's discretion, distributions under the Plan may be in cash, shares of Company stock or a combination of both.

STOCK OWNERSHIP PROGRAM

On February 17, 2004 the Compensation and Stock Option Committee adopted the Checkpoint Systems, Inc. Management and Director Stock Ownership Program ("Stock Ownership Program"). The Stock Ownership Program sets stock ownership levels for executive officers and outside directors of the Company which must be achieved within five years of the adoption of the Program. The ownership levels under the Stock Ownership Program are as follows: Chief Executive Officer - 160,000 shares; President and Chief Operating Officer - 80,000 shares; Executive Vice President - 50,000 shares; Senior Vice President - 25,000 shares; Vice President -10,000 shares; and non-employee board members - 10,000 shares. Shares relating to accounts under deferred compensation plans count toward the required ownership levels. Management must notify any individual who fails to comply with the Stock Ownership Program. Such individual will have 180 days to achieve his or her ownership level or, if the individual does not comply within such time period, he or she will be ineligible for awards under the Omnibus Plan until the appropriate ownership level is satisfied. The Board has discretion to allow a longer compliance period if the individual demonstrates exigent circumstances.

The foregoing report submitted by:

Robert O. Aders
Alan R. Hirsig
Jack W. Partridge, Chairperson
Sally Pearson

The foregoing Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation and Stock Option Committee, as of the date of this proxy statement, is or has been an officer or employee of the Company or any of its subsidiaries.

No executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation and Stock Option Committee.

No executive officer of the Company served as a director of another entity, one of whose executive officers served on the Compensation and Stock Option Committee.

No executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

                             EXECUTIVE COMPENSATION


This table below shows for the last three fiscal years compensation information for the Company's Chief Executive Officer, and the Named Executive Officers, as required under the rules of the SEC and certain other executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

---------------------------------------------------------------------------------------------------------------------------
                                                                                                 LONG TERM       ALL OTHER
                                                                   ANNUAL COMPENSATION          COMPENSATION   COMPENSATION
---------------------------------------------------------------------------------------------------------------------------
                                                                                                 SECURITIES
                                                                                                 UNDERLYING
                NAME AND PRINCIPAL POSITION                  YEAR    SALARY ($)    BONUS ($)     OPTIONS(#)      OTHER ($)
---------------------------------------------------------------------------------------------------------------------------
 George W. Off                                               2004      768,753      422,105        90,000         359,407(1)
 Chairman of the Board,                                      2003      772,820      762,375        60,000               0
 President and Chief                                         2002      372,427            0       420,000         267,592(1)
 Executive Officer
---------------------------------------------------------------------------------------------------------------------------
 W. Craig Burns                                              2004      388,335      364,377(2)     60,000               0
 Executive Vice President,                                   2003      393,245      415,735(2)     60,000               0
 Chief Financial Officer and                                 2002      377,579      922,254(3)     50,000               0
 Treasurer
---------------------------------------------------------------------------------------------------------------------------
 John E. Davies, Jr.                                         2004      304,671      265,462        60,000               0
 President, Asia Pacific                                     2003      308,773      433,600        60,000               0
 and Latin America                                           2002      270,970            0        25,000               0
---------------------------------------------------------------------------------------------------------------------------
 Per H. Levin                                                2004      347,844      122,850        60,000          69,569(4)
 President of Europe                                         2003      315,579      294,010        60,000          62,813(4)
                                                             2002      249,427      753,671        20,000          51,322(4)
---------------------------------------------------------------------------------------------------------------------------
 David C. Donnan                                             2004      185,806      152,000       200,000               0
 President of North America
---------------------------------------------------------------------------------------------------------------------------
 John R. Van Zile                                            2004      243,112      109,161        30,000               0
 Senior Vice President,                                      2003      137,328       83,837        25,000          13,000(5)
 General Counsel and Secretary
---------------------------------------------------------------------------------------------------------------------------
 Arthur W. Todd                                              2004      206,866       66,182         7,500               0
 Vice President, Corporate                                   2003      195,294       63,609        15,000               0
 Controller and Chief                                        2002      179,159            0        15,000               0
 Accounting Officer
---------------------------------------------------------------------------------------------------------------------------

(1) Consists of a relocation reimbursement of $359,407 in 2004 and $267,592 in 2002.

(2) In 2003, Mr. Burns received a special bonus of $350,000 which will vest and be payable over three years. $116,666 of the special bonus is included in the 2003 and 2004 bonus award.

(3)  Includes $772,254 vested deferred compensation award.

(4) Amounts shown in All Other compensation includes pension and housing allowances related to Mr. Levin in the amount of $48,450 and $21,119 in 2004 and $43,969 and $18,844 in 2003, and 36,758 and $14,564 in 2002
     respectively.

(5)  Consists of a relocation reimbursement of $13,000.

STOCK OPTION GRANTS IN 2004

The table below shows stock option grants to the individuals listed below in 2004.

                       OPTION GRANTS IN LAST FISCAL YEAR

 ---------------------------------------------------------------------------------------------------------------------------------
                                                                                                             POTENTIAL REALIZABLE
                                                                                                                   VALUE AT
                                                                                                             ASSUMED ANNUAL RATES
                                                                                                                      OF
                                                  NUMBER OF       % OF TOTAL                                      STOCK PRICE
                                                 SECURITIES        OPTIONS                                     APPRECIATION FOR
                                                 UNDERLYING       GRANTED TO    EXERCISE OR                     OPTION TERM (2)
                                                   OPTIONS       EMPLOYEES IN    BASE PRICE    EXPIRATION    ---------------------
                    NAME                       GRANTED (#)(1)    FISCAL YEAR     ($/SHARE)        DATE         5% ($)      10% ($)
 ---------------------------------------------------------------------------------------------------------------------------------
 George W. Off                                       5,219          0.4989         19.16        02/17/14       62,887      159,368
                                                    84,781          8.1053         19.16        08/17/14    1,086,378    2,792,797
 ---------------------------------------------------------------------------------------------------------------------------------
 W. Craig Burns                                      5,219          0.4989         19.16        02/17/14       62,887      159,368
                                                    54,781          5.2372         19.16        08/17/14      701,960    1,804,558
 ---------------------------------------------------------------------------------------------------------------------------------
 John E. Davies, Jr.                                 5,219          0.4989         19.16        02/17/14       62,887      159,368
                                                    54,781          5.2372         19.16        08/17/14      701,960    1,804,558
 ---------------------------------------------------------------------------------------------------------------------------------
 David C. Donnan                                   200,000         19.1205         17.74        07/01/14    2,231,318    5,654,598
 ---------------------------------------------------------------------------------------------------------------------------------
 Per H. Levin                                        5,219          0.4989         19.16        02/17/14       62,887      159,368
                                                    54,781          5.2372         19.16        08/17/14      701,960    1,804,558
 ---------------------------------------------------------------------------------------------------------------------------------
 John R. Van Zile                                    5,219          0.4989         19.16        02/17/14       62,887      159,368
                                                    24,781          2.3691         19.16        08/17/14      317,542      816,318
 ---------------------------------------------------------------------------------------------------------------------------------
 Arthur W. Todd                                      5,000          0.4780         19.16        02/17/14       60,248      152,681
                                                     2,500          0.2390         19.16        08/17/14       32,035       82,353
 ---------------------------------------------------------------------------------------------------------------------------------

(1) The top figure, where applicable, reflects an incentive stock option and the bottom figure reflects a non-qualified stock option. Under the Stock Option Plan, options granted prior to July 23, 1997 are exercisable immediately (subject to a six-month holding requirement in the case of management subject to Section 16 of the Securities Exchange Act of 1934). The term of the incentive stock options is ten years and the term for non-qualified stock options is ten years and six months. In July 1997, the Compensation and Stock Option Committee declared that all options issued under the Stock Option Plan on or after July 23, 1997 to persons with the title of vice president or above were to vest over a period of three years at a rate of one-third per year. Options issued to persons with a title other than vice president or above are to vest over a period of two years at a rate of 34% upon the first anniversary of the grant, 33% upon 18 months after the anniversary date; and 33% upon the second anniversary date.

(2) Represents a gain that would be realized assuming the options were held until expiration and the stock price increased at compounded rates of 5% and 10% from the base price per share. The dollar amounts under these columns use the 5% and 10% rates of appreciation required by the SEC. This presentation is not intended to forecast possible future appreciation of the Company's Common Stock.

OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

The table below shows stock option exercises and the value of unexercised stock options held by the individuals listed below.

       AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                                  OPTION VALUES

 ----------------------------------------------------------------------------------------------
                                                              NUMBER OF
                                                              SECURITIES          VALUE OF
                                                              UNDERLYING         UNEXERCISED
                                                             UNEXERCISED        IN-THE-MONEY
                                                              OPTIONS AT         OPTIONS AT
                               SHARES                        FY-END(#)(2)       FY-END($)(3)
                             ACQUIRED ON      REALIZED       EXERCISABLE/       EXERCISABLE/
       NAME                  EXERCISE (#)    VALUE ($)(1)    UNEXERCISABLE      UNEXERCISABLE
 ----------------------------------------------------------------------------------------------
 George W. Off                      0               0      327,500/242,500    2,169,600/984,038
 ----------------------------------------------------------------------------------------------
 W. Craig Burns                     0               0      285,834/116,666    2,039,449/277,013
 ----------------------------------------------------------------------------------------------
 John E. Davies, Jr.           10,000          81,310      150,475/113,525    1,008,784/261,104
 ----------------------------------------------------------------------------------------------
 David C. Donnan                    0               0            0/200,000             0/33,000
 ----------------------------------------------------------------------------------------------
 Per H. Levin                       0               0       68,556/111,110      444,338/248,872
 ----------------------------------------------------------------------------------------------

(1) Represents the difference between the fair market value of the shares at the date of exercise and the exercise price multiplied by the number of shares acquired.

(2) The first number represents the number of exercisable but unexercised options; the second number represents the number of unexercisable options.

(3) The first number represents the value based on the stock price at fiscal year-end of exercisable but unexercised options; the second number represents the value of unexercisable options.


            EMPLOYMENT AGREEMENTS AND CHANGE-IN-CONTROL ARRANGEMENTS


Mr. Off has a written Employment Agreement, which expires December 31, 2005, pursuant to which Mr. Off receives an adjusted base salary of Seven Hundred Fifty-Seven Thousand Dollars $757,000 per annum. Mr. Off's Agreement provides that he participate in annual incentive compensation programs, as determined by the Board of Directors, which would enable Mr. Off to earn incentive compensation up to a maximum of one hundred percent (100%) of base salary, provided specified goals and objectives are achieved. Mr. Off also participates in the Company's Stock Option Plan, with grants being determined by the Board of Directors. Mr. Off's Agreement provides that if the Agreement is not renewed at its expiration date, Mr. Off shall receive an amount equal to one year's salary in effect at the time and that any stock options (other than options granted in the preceding nine (9) months prior to the termination date) shall vest immediately. Mr. Off is also subject to non-competition provisions, which range from twelve (12) to thirty (30) months from termination date, depending on various conditions of termination. Mr. Off's Agreement also provides for payments, under certain conditions, related to Change-in Control as defined in the agreement or termination of employment by either the Company, without cause, as defined, or for good reason, as defined, during the term of Agreement. The payment under such circumstances is an amount equal to two hundred fifty percent (250%) of a combination of Mr. Off's base salary and incentive compensation, as defined in the

Agreement. Mr. Off is entitled to participate in the Company's employee benefit plans while an employee and for a period of thirty (30) months thereafter under certain conditions.

Mr. Burns has a written Employment Agreement which expires December 31, 2005. Under the Agreement, Mr. Burns is bound to a non-competition provision for a period of twelve (12) months from the date his employment terminates. In the event of non-voluntary termination, for other than cause, Mr. Burns would receive the greater of the benefits under his Employment Agreement or the Company's Termination Policy for Executives Grades 18 to 21, as defined below. Under his Employment Agreement he would receive as severance base salary and benefit continuation for twenty-four (24) months. Should a Change-in-Control of the Company take place, as defined in the Agreement, and his employment is terminated Mr. Burns would receive as severance benefits base salary continuation and various benefits for thirty-six (36) months. Mr. Burns will receive a deferred bonus payment equal to $350,000, of which one-third was be paid in 2004, one third was paid in January 2005; and the remaining one third will vest and be paid on January 1, 2006. In addition, Mr. Burns agreement reflects an accrued bonus of $772,254 which was originally awarded in 2002.

Mr. Davies has a written Employment Agreement which expires December 31, 2005. Mr. Davies is bound to a non-competition provision for a period of twelve (12) months from the date his employment terminates. In the event of non-voluntary termination, for other than cause, Mr. Davies would receive the greater of the benefits under his Employment Agreement or the Company's Termination Policy for Executives Grades 18 to 21, as defined below. Under his Employment Agreement he would receive as severance base salary and benefit continuation for twenty-four (24) months. Should a Change-in-Control of the Company take place, as defined in the Agreement, and his employment is terminated Mr. Davies would receive as severance benefits base salary continuation and various benefits for thirty-six (36) months.

Mr. Donnan has a written Employment Agreement which expires December 31, 2005. Mr. Donnan is bound to a non-competition provision for a period of twelve (12) months from the date his employment terminates. In the event of non-voluntary termination, for other than cause, Mr. Donnan would receive the greater of the benefits under his Employment Agreement or the Company's Termination Policy for Executives Grades 18 to 21, as defined below. Under his Employment Agreement he would receive as severance base salary and benefit continuation for twenty-four (24) months. Should a Change-in-Control of the Company take place, as defined in the Agreement, and his employment is terminated Mr. Donnan would receive as severance benefits base salary continuation and various benefits for thirty-six (36) months.

Mr. Levin has a written Employment Agreement, which expires December 31, 2005. Mr. Levin is bound to a non-competition provision for a period of twelve (12) months from the date his employment terminates. In the event of non-voluntary termination, for other than cause, Mr. Levin would receive the greater of the benefits under his Employment Agreement or the Company's Termination Policy for Executives Grades 18 to 21, as defined below. Under his Employment Agreement he would receive as severance base salary and benefit continuation for twenty-four (24) months. Should a Change-in-Control of the Company take place, as defined in the Agreement, and his employment is terminated Mr. Levin would receive as severance benefits base salary continuation and various benefits for thirty-six (36) months. In addition to his base salary and eligibility to participate in an annual bonus plan, Mr. Levin receives a housing allowance and a $35,000 annual contribution to a private pension plan.

Mr. Van Zile has a written Employment Agreement which expires December 31, 2005. Mr. Van Zile is bound to a non-competition provision for a period of twelve (12) months from the date his employment terminates. In the event of non-voluntary termination, for other than cause, Mr. Van Zile would receive the greater of the benefits under his Employment Agreement or the Company's Termination Policy for Executives Grades 18 to 21, as defined below. Under his Employment Agreement he would receive as severance base salary and benefit continuation for eighteen (18) months. Should a Change-in-Control of the Company take place, as defined in the Agreement, and his employment is terminated Mr. Van Zile would receive as severance benefits base salary continuation and various benefits for twenty-seven (27) months.

Mr. Todd has a written Employment Agreement which expires December 31, 2005. Mr. Todd is bound to a non-competition provision for a period of twelve (12) months from the date his employment terminates. In the event of non-voluntary termination, for other than cause, Mr. Todd would receive the greater of the benefits under his Employment Agreement or the Company's Termination Policy for Executives Grades 18 to 21, as defined below. Under his Employment Agreement he would receive as severance base salary and benefit continuation for twelve (12) months. Should a Change-in-Control of the Company take place, as defined in the Agreement, and his employment is terminated Mr. Todd would receive as severance benefits base salary continuation and various benefits for eighteen (18) months.

In February 2005, the Board of Directors approved a Termination Policy for Executives Grade 18 to 21. The Termination Policy provides a fair framework in the event of the termination of employment of executives grades 18 to 21 ("Executive") for reasons other than for cause, as defined in the Termination Policy. The policy does not apply to executives who become unable to perform the essential functions of his/her position due to sickness or disability. The amount of severance is the greater of that provided by the policy, any employment contract, local law or other entitlement, but is not cumulative. A condition of receiving severance under the policy is that the executive must sign a general release and non-compete agreement in a form satisfactory to the Company at the time of termination. The non-compete period would be equal to the months of the severance paid. Under the Termination Policy, should an Executive's employment with the Company terminate upon his/her death, the Company's obligation to pay further compensation hereunder shall cease immediately, except that Executive's legal representative(s) shall be entitled to receive Executive's salary for the period up to the last day of the calendar month in which his/her death occurred.

In the absence of "cause", the Company may terminate an Executive's employment upon thirty (30) days written notice. In such event, Executive shall be entitled to receive the following:

     o The Base Salary for the period of months based on grade (Severance Payment Period, see below), to be paid in accordance with the Company's normal payroll practices;

     o Any payment to which Executive may be entitled in accordance with the terms of any applicable Bonus Plan then existing;

     o Continued participation in the Company's welfare benefit plans (including, without limitation, medical, dental, group life, dependent life, supplemental life, short-term disability) for which he/she was eligible at the time of termination as though his/her termination of employment had not occurred for the Severance Payment Period, at the Company's sole expense. Immediately following severance period employee will be entitled to elect continuation of medical and/or dental benefits under the provisions of COBRA.

In the event of a Change-in-Control as defined in the policy, Executive may terminate employment upon thirty (30) days written notice if, but only if, one of the following occurs:

     o Executive is assigned duties substantially inconsistent with his/her position, duties, responsibilities or status, or his/her duties are substantially reduced; or

     o Executive's principal office is relocated more than thirty (30) miles; or

     o    Executive's Base Salary is reduced.

If Executive is terminated or properly terminates employment pursuant to the Change-in-Control section above, Executive shall be entitled to receive the following:

     o The Base Salary for a period equal to 1- 1/2 times the Severance Payment Period, to be paid in accordance with the Company's normal payroll practices;

     o Any payment to which Executive may be entitled in accordance with the terms of any applicable Bonus Plan then existing;

     o Continued participation in welfare benefit plans of the Company (including, without limitation, medical, dental, group life, dependent life, supplemental life, short-term disability) for which he/she was eligible at the time of termination as though his/her termination of employment had not occurred for a period equal to 1-1/2 times the Severance Payment Period, at the Company's sole expense. Immediately following severance period employee will be entitled to elect continuation of medical and/or dental benefits under the provisions of COBRA;

     o Any stock options or similar equity incentive rights previously granted to Executive that are not then fully vested and exercisable pursuant to their terms shall become fully vested and immediately exercisable.

                            SEVERANCE PAYMENT PERIOD

                            Grade 21:        24 months
                            Grade 20:        18 months
                            Grades: 18-19:   12 months

There are 4 executives in Grade 21, 2 in Grade 20 and 8 in Grades 18-19.

                             AUDIT COMMITTEE REPORT


The Audit Committee provides the following report with respect to the Company's audited financial statements for the fiscal year ended December 26, 2004.

Management is responsible for the Company's internal controls and the financial reporting process. The Company has an internal audit staff, which performs testing of internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

The Audit Committee has reviewed and discussed with management the Company's fiscal 2004 audited financial statements. The Audit Committee has discussed with the Company's independent registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by Statement on Auditing Standards No. 61 and Staff Accounting Bulletin No. 99. The Audit Committee has received the written disclosures and letter from PricewaterhouseCoopers required by Independence Standards Board No.1, relating to the auditors' independence from the Company and its related entities, and has discussed with the auditors their independence from the Company.

The Audit Committee monitors the financial reporting policies and processes and system of internal controls of the Company. The Committee monitors the audit process and has sole responsibility for selecting the Company's independent auditors. The Audit Committee operates under a charter and is available on the Company's website at www.checkpointsystems.com. In addition to being "independent" directors within the meaning of the New York Stock Exchange listing standards, as currently in effect, all members of the Audit Committee satisfy the heightened independence standards under the SEC rules, as currently in effect. The Board of Directors has determined that Mr. Antle serves on the audit committee of ESCO Technologies, Inc. Mr. Elliott serves on the audit committee of Wilmington Trust Company and Computer Task Group. The Board has determined that such simultaneous audit committee service would not impair the ability of such director(s) to effectively serve on the Company's audit committee.

Based on, and in reliance upon these reviews and discussions, the Audit Committee recommended to the board of directors that the audited financial statements as of and for the year ended December 26, 2004 be included in the Company's Annual Report on Form 10-K for the year ended December 26, 2004.

The foregoing report submitted by:

William S. Antle, III
David W. Clark, Jr.
R. Keith Elliott, Chairman
Jack W. Partridge

The foregoing Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                              INDEPENDENT AUDITORS

AUDIT FEES

Aggregate fees for professional services rendered by PwC in connection with its audit of the Company's consolidated financial statements as of and for the year ended December 26, 2004 and its limited reviews of the Company's unaudited condensed consolidated interim financial statements were $2.8 million. For the year ended December 28, 2003 the amount was $1,471,000. Audit fees for 2004 included approximately $1,700,000 for compliance with Section 404 of the Sarbanes-Oxley Act.

AUDIT RELATED FEES

During the year ended December 26, 2004 and December 28, 2003 PwC rendered professional services to the Company in connection with certain audits of the Company's employee benefit programs. The annual fees related to these audits were $0 and $42,000, respectively.

TAX FEES

In addition to the fees described above, the Company engaged PwC to perform various tax compliance services and tax consulting for the Company for the years ended December 26, 2004 and December 28, 2003. The annual fees related to these tax related professional services were $396,889 and $927,000, respectively.

ALL OTHER FEES

The Company did not engage PwC for services other than those described above.

PRE-APPROVAL PROCEDURES

The Audit Committee pre-approves all audit and permissible non-audit services provided by PwC. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by PwC. Under the policy, pre-approval is generally provided for 12 months unless the Audit Committee specifically provides for a different period, and any pre-approval must be detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also approve particular services on a case by case basis. For each proposed service, PwC must provide detailed back-up documentation at the time of approval. The Audit Committee may delegate pre-approval authority to one or more of its members. Such member must report any decisions to the Audit Committee at the next scheduled meeting. The Audit Committee may not delegate to management its responsibilities to pre-approve services performed by PwC. All of the Audit Related and Tax Fees described above were pre-approved by the Audit Committee.

                            STOCK PERFORMANCE GRAPH


The following graph compares the cumulative total shareholder return on the Common Stock of the Company for the period beginning December 26, 1999 and ending on December 26, 2004, with the cumulative total return on the Center for Research in Security Prices Index ("CRSP Index") for NYSE/AMEX/NASDAQ Stock market, and the CRSP Index for NASDAQ Electronic Components and Accessories, assuming the investment of $100 in the Company's Stock, the CRSP Index for NYSE/AMEX/NASDAQ Stock market, and the CRSP Index for NASDAQ Electronic Components and Accessories and the reinvestment of all dividends.


                            [GRAPHIC OMITTED: Chart]

---------------------------------------------------------------------------------------------------------------------------------

                                                                 Legend

Symbol             CRSP Total Returns Index for:              12/1999     12/2000     12/2001     12/2002     12/2003     12/2004
------             -----------------------------              -------     -------     -------     -------     -------     -------
___________ []     Checkpoint Systems, Inc.                     100.0        81.5       146.0       118.6       210.3       198.1
__ __ __ __  *     NYSE/AMEX/Nasdaq Stock Market (US Companies) 100.0        89.9        81.1        63.4        82.9        94.0
_ _ _ _ _ _ /\     Nasdaq Electronic Components Stocks          100.0        83.5        58.5        31.2        57.6        46.4
                   SIC 3670-3679 US & Foreign

NOTES:
    A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
    B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
    C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceeding trading day is used.
    D. The index level for all series was set to $100.0 on 12/23/1999.
---------------------------------------------------------------------------------------------------------------------------------

The foregoing Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and certain persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, all required Section 16(a) reports during the fiscal year ended December 26, 2004, were timely filed.

              SUBMISSION OF PROPOSALS FOR THE 2006 ANNUAL MEETING

Shareholders of the Company are entitled to submit proposals on matters appropriate for shareholder action consistent with regulations of the SEC and the Company's By-Laws. If the date of the 2006 Annual Meeting of Shareholders is advanced or delayed more than 30 days from June 8, 2006, shareholder proposals intended to be included in the proxy statement for the 2006 annual meeting must be received by the Company within a reasonable time before the Company begins to print and mail its proxy materials for the 2006 annual meeting. Upon any determination that the date of the 2006 annual meeting will be advanced or delayed by more than 30 days from the date of the 2005 annual meeting, the Company will disclose the change in the earliest practicable Quarterly Report on Form 10-Q. Should a shareholder wish to have a proposal considered for inclusion in the proxy statement for the Company's 2006 Annual Meeting, the proposal must be received at the Company's offices no later than December 26, 2005.

In connection with the Company's 2006 Annual Meeting, if the shareholders' notice is not received by the Company on or before March 11, 2006, the Company (through management proxy holders) may exercise discretionary voting authority when the proposal is raised at the annual meeting without any reference to the matter in the proxy statement. However, if the date of the 2006 Annual Meeting of Shareholders has been changed by more than 30 days from the date of the 2005 annual meeting, the recommendation must be received a reasonable time before the Company begins to print and mail its proxy material for the 2006 annual meeting.

All shareholder proposals and notices should be directed to the Secretary of the Company at 101 Wolf Drive, Thorofare, New Jersey 08086.

                              COST OF SOLICITATION

The Company pays for distributing and soliciting proxies and reimburses brokers, nominees, fiduciaries and other custodian's reasonable fees and expenses in forwarding proxy materials to shareholders. The Company is not using an outside proxy solicitation firm this year, but employees of the Company or its subsidiaries may solicit proxies through mail, telephone or other means. Employees do not receive additional compensation for soliciting proxies.

                                  HOUSEHOLDING

The SEC permits companies and intermediaries to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement to those shareholders. This method of delivery, often referred to as "householding," should reduce the amount of duplicate information that shareholders receive and lower printing and mailing costs for companies. The Company is not householding materials for our shareholders in connection with the Annual Meeting, however, the Company has been informed that certain intermediaries will household proxy materials.

If you wish to have only one annual report and proxy statement delivered to your address you can:

     o Contact us by calling (856) 848-1800 Ext. 3370 or by writing to Checkpoint Systems, Inc., 101 Wolf Drive, P.O. Box 188, Thorofare, New Jersey 08086, Attention: Corporate Secretary, to request a separate copy of the annual report and proxy statement for the Annual Meeting and for future meetings or you can contact your broker to make the same request.

     o Request delivery of a single copy of annual reports or proxy statements from your broker if you share the same address as another shareholder.

                           ANNUAL REPORT ON FORM 10-K

The Company will provide, without charge, a copy of the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission, on written request. Written request should be directed to the Secretary of the Company at 101 Wolf Drive, Thorofare, New Jersey 08086.

The Company's internet website is www.checkpointsystems.com. Investors can obtain copies of the Company's annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act as soon as reasonably practicable after the Company has filed such materials with, or furnished them to, the Securities and Exchange Commission.

The Company has posted the Code of Ethics, the Governance Guidelines and each of the Committee Charters on its website at www.checkpointsystems.com, and will post on its website any amendments to, or waivers from, the Code of Ethics applicable to any of its directors or executive officers. The foregoing information will also be available in print upon request.

                                 OTHER BUSINESS

The Board knows of no other business for consideration at the meeting. If any matters not specifically set forth on the proxy card and in this Proxy Statement properly come before the Meeting, the persons named in the enclosed proxy will vote or otherwise act, on your behalf, in accordance with their reasonable business judgment on such matters.

                                        BY ORDER OF THE BOARD OF DIRECTORS



                                        John R. Van Zile
                                        Senior Vice President,
                                        General Counsel and Corporate Secretary